Exhibit 99.1

Individual Trustees
George Allman, Jr.
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, N.A., CORPORATE TRUSTEE

700 Lavaca /  (512) 479-2562  / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THIRD QUARTER 2005 DISTRIBUTION

AUSTIN, TEXAS September 27, 2005—TEL OFFSHORE TRUST announced the Trust’s quarterly distribution for the third quarter of 2005.  The amount available for distribution will be $5,447,638 or $1.146507 per Unit.  The third quarter distribution will be payable on October 11, 2005 to unitholders of record on September 30, 2005.  This distribution includes a material release from the Special Cost Escrow Account described below.

A summary of activity on the Trust properties follows.  Volumes and dollar amounts discussed below represent amounts recorded by the Working Interest Owners unless otherwise specified. Operating results for the Trust’s second quarter of 2005 represent actual production and expenses for the periods February through April, and results for the Trust’s third quarter 2005 represent actual production and expenses for the periods May through July.

Gas revenues recorded by the Working Interest Owners on the Trust properties increased 53% to $5,165,025 in the third quarter of 2005 from $3,375,098 in the second quarter of 2005.  Gas volumes during the third quarter of 2005 increased 41% to 708,345 Mcf, compared to 503,949 Mcf in the second quarter of 2005. The increase in gas revenue was primarily due to increased production on West Cameron 643 after the successful workover on the A-14 well. The average price received for natural gas increased 8.9% to $7.29 per Mcf in the third quarter of 2005 from $6.70 per Mcf in the second quarter of 2005.

Crude oil revenues recorded by the Working Interest Owners on the Trust properties increased 19% to $9,485,348 in the third quarter of 2005 from $7,981,559 in the second quarter of 2005. Oil volumes during the third quarter of 2005 increased 8% to 186,210 barrels, compared to 172,778 barrels of oil produced in the second quarter of 2005. The increase in crude oil revenue was primarily due to the thirteen day field shut-in on Ship Shoal 182/183 during the second quarter of 2005. The average price received for crude oil increased 10.3% to $50.94 per barrel in the third quarter of 2005 from $46.20 per barrel in the second quarter of 2005.

The Trust’s share of capital expenditures decreased by $206,206 in the third quarter of 2005 to $515,985, as compared to $722,191 in the second quarter of 2005.

The Trust’s share of operating expenses decreased by $585,649 in the third quarter of 2005 to $971,129 as compared to $1,556,778 for the second quarter of 2005. The higher operating expenditures in the Trust’s previous quarter were due primarily to expenses of approximately $750,000 net to the Trust as part of a sidetrack on the A-14 well on West Cameron 643.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds resulted in a net release of $2,301,397 from the Trust’s Special Cost Escrow Account in the third quarter of 2005, compared to a deposit of $386,436 in the second quarter of 2005. This release relates to an adjustment and correction by a Working Interest Owner to its projected future capital expenditures.  The Trustees are currently reviewing with the Working Interest Owner the effects of this adjustment on its projected future capital expenditures and related matters.  Deposits to the Special Cost Escrow Account may be required in future periods in connection with other production costs, other capital expenditures, other abandonment costs and changes in the estimates and factors described above.

The Working Interest Owners have advised the Trust that the Trust’s fourth quarter distributable income is expected to be impacted significantly by reduced volumes and increased expenditures due to Hurricane Katrina and Hurricane Rita, including field downtime due to shut-ins during these events and continued pipeline-related shut-downs for production on Ship-Shoal 182/183, as well as the A-14 well on West Cameron 643 loading up with water on August 19, 2005.

This press release contains forward-looking statements. Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations and risks inherent in drilling and production of oil and gas properties, as well as other factors described in the Trust’s Form 10-K for 2004 under “Business-Principal Trust Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

JPMORGAN CHASE BANK, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(512) 479-2562

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